Exhibit 15.2

KYN CAPITAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(UNAUDITED)

KYN Capital Group Inc. and Subsidiary
Condensed Consolidated Balance Sheet
As of December 31, 2018 and December 31, 2017
(Unaudited)

	December 31, 2018	December 31, 2017

Current Assets:

Cash and equivalents	$23,786	$1,583
Account receivables	71,448	–
Inventories	110,747	–
Total current assets	205,981	1,583

Plant and equipment, net	36,127	12,867

Other assets:
Goodwill, net	3,583	–

Total Assets	$245,691	$14,450

Liabilities:

Accounts payables and accrued expenses	$258,529	$146,149
Accrued interest payable	102,310	84,398
Convertible notes - non-related party	260,888	445,238
Convertible notes - related party	136,424	117,424
Note payable	275,034	241,038
Note payable - related parties	46,627	53,229
Accrued interest payable-related party	32,216	18,764
Contingent liabilities	43,000	43,000
Total current liabilities	1,155,028	1,149,240

Stockholders' Deficit:
Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 and 260,000 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	–	260
Common stock, $.001 par value, 5,000,000,000 shares authorized, 295,761,699 and 54,011,699 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	295,762	54,012
Common stock - Class B, $.001 par value, 100,000,000 shares authorized, 10,000,000 and 0 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	10,000	–
Treasury stock	(3,700)	(3,700)
Additional paid-in capital	237,806	161,146
Common stock to be issued	5,100	5,100
Retained (deficit)	(1,454,305)	(1,351,608)
Total stockholders' deficit	(909,337)	(1,134,790)

Total Liabilities and Stockholders' Equity	$245,691	$14,450

The accompanying notes are an integral part of these consolidated financial statements

1

KYN Capital Group Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Years Ended December 31, 2018 and 2017
(Unaudited)

	For the Years Ended
	December 31, 2018	December 31, 2017

Revenue	$748,676	$–
Cost of revenue	(383,703)	–
Gross profit	364,973	–

Operating expenses:

Depreciation expense	9,082	9,082
Consulting fees	21,500	151,500
Professional fees	65,000	135,000
Bank service charges	909	107
Rent expense	31,575	6,716
Office help	14,400	14,400
Salaries	73,100	–
Payroll taxes	12,617	–
Advertising and promotion	27,415	–
Merchant fees	4,782	–
Office supplies	2,613	–
Office expenses	1,395	–
Insurance	4,118	–
Utilities	8,167	–
Legal fees	450	–
Repairs	3,491	–
Sales Tax	3,579	–
Telephone expense	6,492	2,558
Filing fees and licensing	23,243	–
Other Expenses	660	10,810
Total operating expenses	314,588	330,173

Operating income (loss)	50,385	(330,173)

Other income and expenses:
Interest expense	(78,542)	(94,873)
Amortization of debt discounts	(1,462)	(3,538)
Change in derivative liabilities		–
Gain from debt forgiveness	81,528	–
Other income	8,356	–
Total other expenses	9,880	(98,411)

(Loss) before income tax	60,265	(428,584)

Income tax expense	–	–

Net (loss)	60,265	(428,584)

Net (loss) per share:
Basic and diluted	$–	$(0.01)

Weighted average number of shares
Basic and diluted	238,663,338	54,011,699

** less than $.01

The accompanying notes are an integral part of these consolidated financial statements

2

KYN Capital Group Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2018 and 2017
(Unaudited)

	For the Years Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net (loss)	60,265	(428,585)
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation	9,082	9,082
Stock based compensation		–
Convertible note issued (converted) for services rendered	(165,350)	253,826
Amortization of debt discounts
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(71,448)	–
Decrease (increase) in inventories	(110,747)	–
Increase in accrued interest payable - related party	13,452	11,552
Increase (decrease) in prepayments and deposits	–	135,000
Increase in accrued interest payable	17,912	45,211
Increase in accounts payable and accrued expenses	112,380	(65,255)
Increase in contingent liabilities	–	–
Net cash (used in) operating activities	(134,454)	(39,169)

Cash flows from financing activities:
Proceeds from sales of common stock	215,750	5,100
Net assets acquired in Merger	(70,487)	–
Preferred Stock Converted to common shares	(26,000)	–
Proceeds from issuance of Class B common shares	10,000	–
Proceeds from note payable - related party	(6,602)	8,300
Proceeds from note payable	33,996	27,000
Net cash provided by financing activities	$156,657	$40,400

Net increase in cash and cash equivalents	$22,203	$1,231

Cash and cash equivalents at the beginning of the quarter	$1,583	$352

Cash and cash equivalents at the end of the quarter	$23,786	$1,583

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$8,130	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of these consolidated financial statements

3

KYN Capital Group Inc. and Subsidiary

Condensed Consolidated Statements of Changes in Stockholders' Deficits
For the Years Ended December 31, 2018, 2017 and 2016

(Unaudited)

	Preferred shares		Common Stock		Common Stock - Class B		Treasury	Common Stock to be	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	issued	Capital	Deficits	Total
Balance at December 31, 2015	260,000	$260	47,511,699	$47,512	–	$–	$(3,700)	$–	$161,146	$(622,596)	$(417,378)

Stock based compensation	–	–	6,500,000	6,500	–	$–	–	–	–	–	6,500

Net (loss)	–	–	–	–	–	$–	–	–	–	(300,427)	(300,427)

Balance at December 31, 2016	260,000	$260	54,011,699	$54,012	–	$–	$(3,700)	$–	$161,146	$(923,023)	$(711,305)

Proceeds from sales of common stock	–	–	–	–	–	$–	–	100	–	–	100

Common stock issued upon debt financing	–	–	–	–	–	$–	–	5,000	–	–	5,000

Net (loss)	–	–	–	–	–	$–	–	–	–	(428,585)	(428,585)

Balance at December 31, 2017	260,000	$260	54,011,699	$54,012	–	$–	$(3,700)	$5,100	$161,146	$(1,351,608)	$(1,134,790)

Common Stock - Class B issued for debt settlement	–	–	–	–	10,000,000	$10,000	–	–	–	–	10,000

Common stock issued for Reg A offering	–	–	215,750,000	215,750		–	–	–	–	–	215,750

Accumulated deficit of incoming subsidiary	–	–	–	-		–	–	–	102,400	(162,962)	(60,562)

Common stock issued for preferred stock conversion	(260,000)	(260)	26,000,000	26,000	–	$–	–	–	(25,740)	–	–

Net (loss)	–	–	–	–	–	$–	–	–	–	60,265	60,265

Balance at September 30, 2018	–	$–	295,761,699	$295,762	10,000,000	$10,000	$(3,700)	$5,100	$237,806	$(1,454,305)	$(909,337)

4

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 1 – BASIS OF PRESENTATION

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting. All inter-company balances and transactions have been eliminated in consolidation. The Company has adopted a December 31 year end.

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND

KYN Capital Group Inc. (the “Company”) was originally incorporated on November 3, 2004 in the State of Nevada under the name of New Taohuayuan Culture Tourism Co. Ltd, which was an investment holding company. The Company was administratively abandoned and reinstated in March 2015 through a court appointed guardian – Custodian. On March 26, 2015, the Company changed its name to KYN Capital Group Inc. to reflect the acquisition of KYN Capital Group Inc., its operating subsidiary organized and exiting under the laws of the State of Wyoming. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “KYNC”.

In March 2015, the Board of Directors of the Company approved to issue 260,000 control shares of Convertible Series A Preferred Stock to KYN Capital Interests, Inc., for its services in connection with reorganization of the Company and as consideration for the acquisition of the KYN Capital Group, Inc. subsidiary. Such issuance gave KYN Capital Interests, Inc. a majority of the then issued and outstanding voting power, or 58.13%, of the Company, resulting in a change in control of the Company. KYN Capital Interests, Inc. is also the holder of 47.79% interest of KYN Capital Group Inc., our operating subsidiary organized and exiting under the laws of the State of Wyoming (“KYN SUB”).

On April 9, 2015, the Company entered into a Plan of Exchange with KYN Capital Group Inc., a corporation organized and exiting under the laws of the State of Wyoming (“KYN SUB”), pursuant to which the Company acquired 100% of the Capital Shares of KYN SUB in exchange for an issuance by the Company of 47,500,000 shares of Common Stock to KYN SUB Shareholders, and/or their assigns. The above issuance gave KYN SUB Shareholders and/or their assigns a 'controlling interest' in the Company representing approximately 99.98% of the issued and outstanding shares of the Company’s Common Stock. The Company and KYN SUB were hereby reorganized, such that the Company acquired 100% of the Capital Shares of KYN SUB, and KYN SUB became wholly-owned operating subsidiary of the Company.

The transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby KYN SUB deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The accompanying consolidated financial statements are in substance those of KYN SUB, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction. The Company is deemed to be a continuation of the business of KYN SUB. Accordingly, the accompanying consolidated financial statements include the following:

(1)             The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)             The financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

5

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND (CONTINUED)

On October 11, 2018, the Company signed a substantive agreement to acquire one hundred percent interest in Algae World Inc. (a Delaware Corporation) and its subsidiaries (Pure Bliss Organics, Inc. and Gold Stock Minerals, Inc). Algae World Inc.’s primary business is to grow and market various forms of algae. It is also developing various algae-based products, including food products, biomass fuel, and textile products.

KYN Capital Group Inc. a Nevada corporation, KYN Capital Group Inc. a Wyoming corporation, Algae World, Inc. and subsidiaries are hereinafter referred to as the “Company”.

The Company, through its wholly-owned subsidiary, is a Capital-Finance Leasing Company, primarily involved in real estate acquisitions, asset-based lending, and equipment-leasing. The Company specializes in acquiring real estate under market value, and the equity that is available for being taken out as capital to be re-invested into, asset-based lending, and equipment-leasing. The Company provides asset-based loans for companies and individuals that provide adequate, and suitable collateral for a loan. The loan amounts range from a minimum of $250,000 to a maximum of, $100 Million+.

NOTE 3 – GOING CONCERN UNCERTAINTIES

These financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of December 31, 2018, the Company had an accumulated deficit of $2,560,598. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows. The actions involve certain - growing strategies, including - expansion of the business model into new markets. Management believes that these actions will enable the Company to improve future profitability and cash flow in its continuing operations through December 31, 2018. As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

6

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Basis of consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries, KYN Capital Group Inc. and Algae World Inc. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents. As of December 31, 2018, the Company did not have cash or cash equivalent balances in excess of the federally insured amounts, respectively. The Company’s policy is to invest excess funds in only well capitalized financial institutions.

Fixed assets

Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income.

Fair value for financial assets and financial liabilities

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, accounts payable, accrued liabilities, accrued interest payable, convertible note payable, and derivative liabilities.

The carrying values of the Company’s cash, accounts payable, accrued liabilities and accrued interest payable approximate their fair value due to their short-term nature.

7

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Convertible note payable

The Company’s convertible note payable are measured at amortized cost.

The derivative liabilities are stated at their fair value as a level 3 measurement. The Company used the Lattice Bi-nominal Option Pricing Model to determine the fair values of these derivative liabilities. See Note 8 and Note 11 for the Company’s assumptions used in determining the fair value of these financial instruments.

The Company accounts for convertible note payable in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging, since the conversion feature is not indexed to the Company’s stock and can’t be classified in equity. The Company allocates the proceeds received from convertible note payable between the liability component and conversion feature component. The conversion feature that is considered embedded derivative liabilities has been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The Company has also recorded the resulting discount on debt related to the conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative liabilities

The Company accounts for derivative liabilities in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires companies to recognize all derivative liabilities in the balance sheet at fair value, and marks it to market at each reporting date with the resulting gains or losses shown in the Statement of Operations.

Stock based compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

In September 2018, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

8

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes

Income taxes are determined in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

For the year ended December 31, 2018, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2018, the Company did not have any significant unrecognized uncertain tax positions.

Net loss per share

The Company reports earnings (loss) per share in accordance with FASB Accounting Standards Codification 260 “Earnings per Share” (“ASC 260”). This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the earnings (loss) per share computations. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Therefore, no diluted loss per share figure is presented. There were no adjustments required to net loss for the periods presented in the computation of basic loss per share.

The Company has not issued any options or warrants or similar securities since inception.

9

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Subsequent events

The Company adopted FASB Accounting Standards Codification 855 “Subsequent Events” (“ASC 855”) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued.

Recently issued accounting standards

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Clarifying the Definition of a Business ("ASU 2017-01"). The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a

10

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Recently issued accounting standards business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. Adoption of ASU 2017-01 may have a material impact on our consolidated financial statements if we enter into future business combinations.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment ("ASU 2017-04"). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We do not anticipate the adoption of ASU 2017-04 will have a material impact on our consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception”. The ASU was issued to address the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. The ASU, among other things, eliminates the need to consider the effects of down round features when analyzing convertible debt, warrants and other financing instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The amendments are effective for fiscal years beginning after December 15, 2018, and should be applied retrospectively. Early adoption is permitted, including adoption in an interim period. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In September 2018, the FASB issued ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. The guidance is effective for public companies for fiscal years, and interim fiscal periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial position, results of operations or cash flows.

11

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 5 – FIXED ASSETS

The Company had fixed assets of $36,127 and $12,867 as of December 31, 2018 and December 31, 2017,

respectively, consisting of the following:

	December 31, 2018	December 31, 2017
Furniture and equipment	$206,791	$45,412
Accumulated Depreciation	(170,664)	(32,545)
Net	$36,127	$12,867

The Company had deprecation expenses of $9,082 and $9,082 for the year ended December 31, 2018, respectively.

NOTE 6 – NOTES PAYABLE

As of December 31, 2018, the Company had note payable totaled $229,000 due to various third parties, of which approximately $2,000 were advances by third parties for miscellaneous expenses without any agreement, the details of remaining balance of $227,000 was set forth as follows:

1.	$200,000 due on February 27, 2016 with interest at a rate of 12.99% per annum, which was increased to 14.99% per annum due to in default. The Note was originally entered into by and between the Note Holder and an unrelated party of the Company on February 27, 2015 for the purpose of procuring financing for the benefit of, and use by the Company, which was assumed by the Company subsequently. For the year ended December 31, 2018, the Company recorded interest expenses related to this Note in amount of $30,103, respectively. The accrued interest was $112,711 as of December 31, 2018. The Note was in default as of the date of this report. The Note was in default as of the date of this report. The assumption agreement required that if the company was in default for the payment of the 14.99% interest, such interest may be converted into a demand Note at a 10% interest rate. The unpaid interest for the year ended December 31, 2015 2016 and 2017 were $25,258, $29,998, and $25,650. These amounts have been converted into three separate notes.

2.	$10,000 due on demand with interest at a rate of 7.65% per annum. For the year ended December 31, 2018, the Company recorded interest expenses related to this Note in amount of $766. The accrued interest was $2,868 as of December 31, 2018.

3.	$5,000 due on demand with interest at a rate of 11.50% per annum. For the year ended December 31, 2018, the Company recorded interest expenses related to this Note in amount of $575. The accrued interest was $2,205 as of December 31, 2018.

4.	$15,000 due on December 31, 2018 with interest at a rate of 6% per month. The unpaid principal and accrued interest was paid in full by 15,000,000 Reg A shares of the Company’s common stock on April 30, 2018. For the year ended December 31, 2018, the Company recorded interest expenses related to this Note in amount of $3,570. The accrued interest of $6,270 up to the payment date, April 30, 2018, was recorded as gain from debt forgiveness during the year ended December 31, 2018.

5.	$12,000 due on January 31, 2018 with total interest of $2,000 deducted from the proceeds. The Note commenced on October 17, 2017. Pursuant to the Agreement, the unpaid principal after January 31, 2018 (the “Due Date”) should be accrued interest at a rate of 2% per month until paid. In addition, the Company agreed to issue the note holder 25,000 shares of Common Stock of the Company upon signing the Agreement, resulting in a debt discount of $5,000 in connection with this Note, which will be amortized over the life time of this Note starting from October 17, 2017. Accordingly, the Company recorded interest expense related to this Note in amount of $2,644 during the year ended December 31, 2018. The accrued interest was $2,644 and unamortized debt discount was $0 as of December 31, 2018. As of the date of this report, the Note was in default and the 25,000 shares of Common Stock have not been issued.

12

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 7 – NOTES PAYABLE – RELATED PARTY

1.	As of December 31, 2018, the Company had notes payable to related parties in amount of $56,377, of which $46,377 was payable to Clem A Yeboah, President of the Company, $500 was payable to Kingsley Sackey, Director of the Company and $9,500 was payable to Jude Alfonso, Director of the Company. The proceeds from the Notes were for the Company’s daily operations including but not limited to, supplies, telephone, staff compensation, rent, website development and others. The Notes were not evidenced by promissory notes, but rather were oral agreements between the related parties and the Company, except for $7,000 payable to Jude Alfonso, the loan agreement of which was entered into on July 20, 2017. Pursuant to the Agreement, The $7,000 had no interest through December 31, 2017. The unpaid principal after December 31, 2018 (the “Due Date”) should be accrued interest at a rate of 2% per month until paid. Any unpaid principal and additional accrued interest shall be payable in full on the Due Date. In addition, the Company agreed to issue 50,000 shares of Common Stock of the Company for a cash payment of $100 by Jude Alfonso. The cash of $100 was received by the Company and Rule 144 restricted common share issued.

2.	During the first quarter of 2018, 10,000,000 shares of Class B Common Stock were issued to Clem A Yeboah, President of the Company, paid for with a portion of unreimbursed expenses due Mr. Yeboah for daily operations. The fair value of this stock issuance was $10,000 determined by the arms-length transaction in connection with Regulation A offering, or $0.001 per share, since there was no active market for the Company’s common stock as of the settlement date.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

None of the Convertible Notes issued as described below included an anti-dilution provision that allowed for the adjustment of the conversion price. The Company considered the guidance provided by the FASB in “Determining Whether an Instrument Indexed to an Entity’s Own Stock,” the result of which indicates that the instrument is not indexed to the issuer’s own stock. Accordingly, the Company determined that, as the conversion price of the Notes issued in connection therewith could fluctuate based future events, such prices were not fixed amounts. As a result, the Company determined that the conversion features of the Notes issued in connection therewith are not considered indexed to the Company’s stock and characterized the value of the conversion feature of such notes as derivative liabilities upon issuance. The Company has not recorded derivative liabilities associated with convertible debt instruments, as more fully discussed at Note 10.

As of December 31, 2018, the convertible notes with potential derivative liabilities were $200,000 consisting of the following with the debt discount were fully amortized since all of them were past due.

13

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 8 – CONVERTIBLE NOTES PAYABLE (Continued)

1.	On August 2, 2016, the Company entered into a 12% convertible promissory note in principal amount of $30,000 with an unrelated party for services rendered (“2016 Services Note”). 2016 Services Note bore interest at twelve percent per annum, matured on August 2, 2017. 2016 Services Note was in default and the interest was accrued at a default interest rate of 18% per annum after August 2, 2017. 2016 Services Note was convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. The unpaid principal and accrued interest was paid in full by 30,000,000 Reg A shares of the Company’s common stock on April 30, 2018. For the year ended December 31, 2018, the Company recorded interest expenses related to 2016 Services Note in amount of $1,800.

The accrued interest of $7,665 up to the payment date, April 30, 2018, was recorded as gain from debt forgiveness during the year ended December 31, 2018.

2.	On October 2, 2016, the Company entered into a 12% convertible promissory note with an unrelated party, based on an assignable contract, in principal amount of $60,000. On October 31st, 2018, the Company was released from any and all obligations under this promissory note. Accordingly, the Company recorded a forgiveness of debt in the amount of $75,258 representing note principal of $60,000 and accrued interest of $15,258.

3.	On October 2, 2016, the Company entered into a 12% convertible promissory note with an unrelated party bearing interest at twelve percent per annum, and maturing on October 2, 2017. The Note was in default and the interest was accrued at a default interest rate of 18% per annum after October 2, 2017. The Note was convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. A portion of principal in amount of $20,000 was paid by 20,000,000 Reg A shares of the Company’s common stock on April 30, 2018. Another portion of $10,000 was also paid on July 31 2018 with Reg A share s of 10, 000,000. In the fourth quarter, $90,000 was paid by the issuance of 90,000,000 of Reg A shares. The accrued interest of $34,101 as of December 31, 2018 was paid off in January 2019 with the issuance of Reg A shares. The Company recorded interest expenses related to the Notes for the year ended December 31, 2018 in amount of $14,296.

4.	On April 20, 2017, the Company entered into a 12% convertible promissory note in principal amount of $40,000 with an unrelated party for services rendered (“2017 Services Note”). 2017 Services Note bore interest at twelve percent per annum, matured on April 20, 2018. 2017 Services Note was in default and the interest was accrued at a default interest rate of 18% per annum after April 20, 2018. 2017 Services Note was convertible into common shares of the Company at a conversion price equal to $0.10 per share or 50% of the lowest trading price on the primary trading market on which the Company’s Common Stock is quoted for the twenty (20) trading days immediately prior to but not including the Conversion Date, whichever is lower. For the year ended December 31, 2018, the Company recorded interest expenses related to 2017 Services Note in amount of $6,280. The accrued interest related to 2017 Services Note was $9,633 as of December 31, 2018.

5.	On January 10, 2017, the company signed a consulting agreement with Anything Media Inc., an unrelated party. Under this agreement, the Company was required to pay an upfront fee of $140,000. This was paid by the issuance of a convertible Note bearing no interest and maturing on January 10, 2018.

14

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 8 – CONVERTIBLE NOTES PAYABLE (Continued)

6.	As discussed in Note 6 – Notes Payable paragraph 1, the Company assumed a $200,000 Note the assumption agreement of which provided that if the company was in default for the payment of the 14.99% interest, such interest may be converted into a demand Note at a 10% interest rate. The unpaid interest for the year ended December 31, 2015 in the amount of $25,258 was converted into a note on January 2, 2016. Interest recorded on this Note for the year ending December 2016 was $2,526. The unpaid interest for the year ended December 31, 2016 in the amount of $29,998 was converted into a note on January 2, 2017. The unpaid interest for the year ended December 31, 2016 in the amount of $29,998 was converted into a note on January 2, 2017. Interest recorded on these three Notes during the year 2018 was $8,089 and related accrued interest of $16,138

7.	On August 3, 2017, the Company entered into a Services Agreement (the “Agreement”) with LQD Ventures, LLC, a Delaware Limited Liability Company d/b/a Minivest.com, an unrelated entity (“Minivest”), pursuant to which Minivest shall serve as a business advisor and online marketing platform to the Company in exchange for a 10% convertible promissory note of $100,000 (the “Note”). The Note is due on August 3, 2018 and convertible into the shares of Common Stock of the Company at a price of $0.0001 per share. LQD Ventures, LLC did not perform any of its obligations under the Agreement, and the parties agreed on March 19, 2019 to vacate the agreement without any detrimental impact on either party. Accordingly, in this restatement of the financials, the effects of the Agreement and the attendant Note have been eliminated.

NOTE 9 – CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On January 2, 2018, $19,000 in unreimbursed expenses from 2017 for Clem Yeboah were converted into Notes. The cumulative total of the Notes was $134,524 at December 31, 2018 upon which basis $13,452 was recognized as interest for the year ending December 31, 2018. The related accrued interest payable was $32,216. The company’s employment agreement with Clem Yeboah, the President of the Company, permits that at the end of each year, unreimbursed expenses may be converted into a Note 10% Note.

NOTE 10 – FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) on January 1, 2008. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

15

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 10 – FAIR VALUE MEASUREMENT (CONTINUED)

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-

derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

Upon adoption of ASC 825-10, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements.

The carrying value of the Company’s cash and cash equivalents, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity.

As of December 31, 2018 and December 31, 2017, the Company did not have any items that would be classified as level 1 or 2 disclosures.

The Company recognizes its derivative liabilities as level 3 and values its derivatives using the methods discussed. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed are that of volatility and market price of the underlying common stock of the Company.

As of December 31, 2018 and December 31, 2017, the Company did not have any derivative instruments that were designated as hedges.

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. During the period ended December 31, 2018, the Company’s stock price decreased from initial valuation. As the stock price decreases for each of the related derivative instruments, the value to the holder of the instrument generally decreases. Stock price is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments.

16

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 11 – NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the nine months ended December 31, 2018 and 2017, respectively:

	December 31, 2018	December 31, 2017
Numerator:
- Net income (loss)	$60,265	$(412,604)
Denominator:
- Weighted average shares outstanding – basic and diluted	238,663,338	54,011,699
Net loss per share - basic and diluted	**	**

NOTE 12 – CAPITAL STRUCTURE

On December 7, 2017, the Company filed an Amendment to Articles of Incorporation to increase its Capital Stock, $.001 par value, from 200,000,000 shares to 5,110,000,000 shares, $.001 par value, including authorized common stock of 5,100,000,000 shares, $.001 par value, of which 100,000,000 shares are designated as Class B Common Stock with rights to elect a majority of the Board of Directors of the Company, and authorized preferred stock of 10,000,000 shares, $.001 par value. Out of the 10,000,000 shares of preferred stock, 260,000 shares were further designated as Convertible Series A Preferred Stock, each share of which has a conversion ratio of 1:100 and is entitled to one hundred vote on any and all matters considered and voted upon by the Corporation's Common Stock, and 3,000,000 shares were further designated as Series B Preferred Stock without conversion and voting right. As of December 31, 2018, the Company had 295,761,699 shares of Common Stock, and 10,000,000 shares of Class B Common Stock issued and outstanding. There was no Series A Preferred Shares or Series B Preferred Shares issued and outstanding.

On January 31, 2019, the Board of Directors unanimously consented to the cancellation of all Regulation A shares used in paying off Notes owed to Directors/Affiliates. The Company had previously engaged the services of Lotus Law & Hub LLC (“Lotus Law”) to review its activities with regards to the Company’s Regulation A Offering, which was qualified on March 26, 2018, and any other matters related to the sale of the shares. Lotus Law determined that the proper protocols were not followed in the issuance of the Notes which were later retired with the issuance of Regulation A Shares. Additionally, The Board consented to also cancel cash remuneration to the Officers and Directors that have been accrued in the books. These financials reflect the cumulative effect of cancellation of the cash remuneration previously accrued in the books, and all 1,019,996,490 Regulation A shares issued to Directors and affiliates during the year ending December 31, 2018.

During the first quarter of 2018, 10,000,000 shares of Class B Common Stock were issued to Clem Yeboah, President of the Company, to settle a portion of unreimbursed expenses due Mr. Yeboah for daily operations. The fair value of this stock issuance was $10,000 determined by the arms-length transaction in connection with Regulation A offering, or $0.001 per share, since there was no active market for the Company’s common stock as of the settlement date.

17

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 12 – CAPITAL STRUCTURE (CONTINUED)

On March 26, 2018, the Company’s offering statement on Form 1-A was approved by the Securities and Exchange Commission, pursuant to which 3,000,000,000 shares of Common Stock were offered to sell at $0.001 per share. Pursuant to this Regulation A offering, as of December 31, 2018, the company has issued 215,750,000 Regulation A shares valued at $215,750.

During the second quarter of 2018, all 260,000 shares of Series A Preferred Stock held by related parties were converted into 26,000,000 shares of Common Stock per preferred stockholders’ instructions.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Company has a month-to-month arrangement for the use of space. For the year ended December 31, 2018, rent expense $3,420.

NOTE 14 – CONTINGENT LIABILITIES

As of December 31, 2018, the Company had contingent liabilities of $43,000 due to the lawsuits set forth below.

On September 9, 2015, the Company was served with a Summons and Complaint entitled "ATAX New York LLC vs. KYN Capital Group Inc.", pursuant to which ATAX New York LLC, the creditor of the Company, alleged that he was owed $25,000 by the Company, representing the indebtedness purchased, plus interest, cost, disbursements and attorney’s fees. The Company has been in negotiations with ATAX New York LLC, but has not yet reached an agreement as to repayment schedule as of the date of this report.

On July 31, 2015, the Company was served with a Summons and Complaint entitled "Williams Holding Corporation vs. KYN Capital Group Inc.", pursuant to which Williams Holding Corporation, the creditor of the Company, alleged that he was owed $18,000 by the Company, plus cost, pre-judgement interest and for such other and further relief the Court deems just and proper. The Company has been in negotiations with Williams Holding Corporation, but has not yet reached an agreement as to repayment schedule as of the date of this report.

NOTE 15 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to December 31, 2018 to the date these financial statements were issued. The Company has these material subsequent events to disclose in these financial statements.

On September 25, 2018, the Company entered into an agreement to acquire one hundred percent interest in ATAX Cloud Bookkeeping, Inc. (a New York Corporation). ATAX Cloud Bookkeeping is the franchisor of a franchising group that provides bookkeeping, accounting, tax, and other ancillary services. However, as part of the review of operations by Lotus Law & Judicial Hub, LLC, it was determined that this entity did not quite “fit” the direction of the Company. Accordingly, the arrangement with ATAX Cloud Bookkeeping, Inc. has been negated and the entity’s information is not included in these financial statements.

18

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE 15 – SUBSEQUENT EVENTS (CONTINUED)

Upon the approval by the Board of Directors of the Company on March 14, 2017, the company had converted $1,152,897 of accrued expenses due to related parties up to March 31, 2017 into convertible notes. The notes bore interest at twelve percent per annum, matured on March 15, 2018, and were convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. The original notes in amount of $1,152,897 were converted in parts, during 2018.

However, on January 31, 2019, the Board of Directors unanimously consented to the cancellation of all Regulation A shares used in paying off notes owed to Directors/Affiliates. The Company had previously engaged the services of Lotus Law & Judicial Hub LLC (“Lotus Law”) to review its activities with regards to the Company’s Regulation A Offering, which was qualified on March 26, 2018, and any other matters related to the sale of the shares. Lotus Law determined that the proper protocols were not followed in the issuance of the notes which were later retired with the issuance of Regulation A Shares. Additionally, The Board consented to also cancel cash remuneration to the Officers and Directors that have been accrued in the books.

On January 24, 2019, the Board of Directors voted to vacate and cancel the Minivest note on the basis that the LQD Ventures, LLC has never performed any of its obligation under the original services agreement signed on August 3, 2017. The Company entered into a Services Agreement (the “Agreement”) with LQD Ventures, LLC, a Delaware Limited Liability Company d/b/a Minivest.com, an unrelated entity (“Minivest”), pursuant to which Minivest shall serve as a business advisor and online marketing platform to the Company in exchange for a 10% convertible promissory note of $100,000 (the “Note”). The Note is due on August 3, 2018 and convertible into the shares of Common Stock of the Company at a price of $0.0001 per share.

The financial statements for 2015, 2016 and 2017 have been restated to reflect these events.

19

KYN CAPITAL GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

I, Clem Yeboah, certify that:

1.  I have reviewed the consolidated Financial Statements as of and for the year ended December 31, 2018 of KYN Capital Group Inc. and subsidiary.

2.  Based on my knowledge, the financial statements, and other financial information included or incorporated by reference hereto, fairly present in all material respects the financial condition, results of operations and cash flows of the issuer as of, and for, the periods presented hereto.

Date: February 15, 2019

/s/: Clem Yeboah
Clem Yeboah

President

20